Exhibit 4.3

[Form of Note]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THIS GLOBAL SECURITY AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY, OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY.

Unless this certificate is presented by an authorized representative of Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream” and, together with Euroclear, “Euroclear/Clearstream”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of The Bank of New York Depository (Nominees) Limited or in such other name as is requested by an authorized representative of Euroclear/Clearstream (and any payment is made to The Bank of New York Depository (Nominees) Limited or to such other entity as is required by an authorized representative of Euroclear/Clearstream), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, The Bank of New York Depository (Nominees) Limited, has an interest herein.

No. R-	€
CUSIP No.: 171239 AD8 ISIN No.: XS2012102914 Common Code: 201210291 LEI: CZCBJZWDMLTHWJDXU843

Chubb INA Holdings Inc.

1.400% Senior Note due 2031

Chubb INA Holdings Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, as nominee of The Bank of New York Mellon, London Branch, as common depositary for Clearstream and Euroclear, or registered assigns, the principal sum of                      EURO (€        ) on June 15, 2031 and to pay interest thereon from June 18, 2019 or from the most recent interest payment date to which interest has been paid or duly provided for, payable annually in arrears on June 15 in each year (an “Interest Payment Date”), commencing June 15, 2020, at the rate of 1.400% per annum, until the principal hereof (and any Additional Amounts (as defined below)) is paid or duly made available for payment. Interest on this Note shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. If any Interest Payment Date or the maturity date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date, as the case may be, to such next Business Day. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture referred to herein, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered (i) in the case of Notes (as defined below) represented by a global security, at the close of business on the Business Day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant Interest Payment Date and (ii) in all other cases, 15 calendar days prior to the relevant Interest Payment Date (whether or not a Business Day). Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant regular record date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a subsequent Special Record Date (which shall be at least 10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture referred to herein. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

Payment of the principal of, interest on or any Redemption Price or Additional Amounts in respect of this Note will be made at the office or agency of the Company and the Guarantor (as defined below) maintained for that purpose in Euro; provided, however, at the option of the Company or the Guarantor, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that payment to the Common Depositary or any successor common depositary thereto (or, in any such case, its nominee) may be made by wire transfer to the nominee or account designated by Common Depositary or such common depositary successor in writing.

“Euro” shall mean the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union, as amended from time to time.

If the Euro is unavailable to the Company or, in the case of the Guarantee, the Guarantor due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the Euro is again available to the Company or, in the case of the Guarantee, the Guarantor, or so used. The amount payable on any date in Euro will be converted into United States dollars on the basis of the market exchange rate for Euro most recently available on, or prior to, the second Business Day before the relevant payment date.

“Market exchange rate” means the noon buying rate in The City of New York for cable transfers of Euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment in respect of the Notes so made in United States dollars will not constitute an Event of Default under this Note or the Indenture.

This Note is one of a duly authorized issuance of securities of the Company (herein called the “Notes”), fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by Chubb Limited, a company limited by shares (Aktiengesellschaft) under the laws of Switzerland (the “Guarantor”), issued and to be issued in one or more series under an Indenture, dated as of August 1, 1999, as supplemented by the First Supplemental Indenture, dated as of March 13, 2013 (such Indenture and First Supplemental Indenture together herein called, together with all indentures supplemental thereto, the “Indenture”), among the Company (formerly known as ACE INA Holdings Inc.), the Guarantor (formerly known as ACE Limited) and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto referenced is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions related to further Notes provided in the Indenture) to the aggregate principal amount specified in the Officer’s Certificate, dated as of June 18, 2019, establishing the terms of the Notes pursuant to the Indenture.

The Notes are senior unsecured obligations of the Company. The Company’s obligation to pay the principal of, interest on or any Additional Amounts in respect of the Notes is unconditionally guaranteed on a senior unsecured basis by the Guarantor pursuant to Article 16 of the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company or the Guarantor and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company, the Guarantor and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the

Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Notices to Holders of the Notes shall be transmitted to the registered Holders, subject to the provisions herein. Any notice shall be deemed to have been given on the date of delivery. Notwithstanding the foregoing, so long as the Notes are represented by a global security deposited with a Common Depositary, notices to Holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the day following the date of delivery to Clearstream and Euroclear.

This Note is not subject to any sinking fund.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest on or any Redemption Price or any Additional Amounts in respect of this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company and the Guarantor maintained for that purpose in The City of New York, State of New York, which shall initially be the office or agency of the Trustee in The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Notwithstanding the foregoing provisions of this paragraph, interests in Notes which are represented by a global security will be transferable in accordance with the rules and procedures effective from time to time of Euroclear and Clearstream, as the case may be.

Other than as provided herein with respect to definitive Notes, the Notes are issuable only in global registered form without coupons in the denominations specified in the Officer’s Certificate, dated as of June 18, 2019, establishing the terms of the Notes, all as more fully provided in the Indenture and such Officer’s Certificate. As provided in the Indenture and in such Officer’s Certificate, and subject to certain limitations set forth in the Indenture, such Officer’s Certificate and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

So long as the Notes are represented by a global security, the Notes shall be issued in definitive form upon surrender of the global notes in accordance with their terms only if: (a) an Event of Default has occurred and is continuing with respect to the Notes; (b) either Clearstream or Euroclear is closed for business for a continuous period of 14 days or more (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearing system satisfactory to the Trustee is available; or (c) the Company would suffer a disadvantage as a result of a change in laws or regulations (taxation or otherwise) or as a result of a change in the practice of Clearstream and/or Euroclear which would not be suffered were the Notes in definitive form and a certificate to such effect signed by an authorized signatory of the Company is given to the Trustee. Thereupon (in the case of (a) or (b) above) the Holder of a global security or the Trustee may give notice to the Company and (in the case of (c) above) the Company may give notice to the Trustee and the Holder, of its intention to exchange a global security for Notes in definitive form on or after the Exchange Date (as defined below).

On or after the Exchange Date the Holder of the global security may or, in the case of (c) above, shall surrender it to or to the order of the Paying Agent. In exchange for the global security, the Company shall deliver, or procure the delivery of, an equal aggregate principal amount of definitive Notes printed in accordance with any applicable legal and stock exchange requirements. On exchange of a global security, the Company shall procure the cancellation of and, if the Holder so requests, return to such Holder of the global security so exchanged, together with any relevant definitive Notes.

“Exchange Date” means a day specified in the notice requiring exchange falling not less than 60 days after that on which the notice requiring exchange is given and being a day on which banks are open for general business in London, the place in which the specified office of the Paying Agent is located and, except in case of exchange pursuant to (b) above, in the place in which Clearstream or Euroclear, as applicable, is located.

Notes issued on or after an Exchange Date in definitive form will be issued in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary. Notwithstanding the previous sentence or any other provisions of this Note or the Indenture, and without limiting the generality of Section 1.4 of the Indenture, while interests in this Note are represented by one or more global securities held on behalf of Euroclear or, as the case may be, Clearstream, the Trustee may take into account any information provided to it by such clearing systems or their respective operators as to the identity (either individually or by category) of its accountholders with beneficial interests in the global securities and may consider such interests as if such accountholders were the Holder of this Note.

The Notes are redeemable in whole at any time or in part from time to time prior to March 15, 2031 (the “Par Call Date”), at the Company’s option, at a Redemption Price equal to the greater of (i) 100 percent of the principal amount of the Notes being redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due if the Notes to be redeemed matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to but excluding the Redemption Date.

In addition, at any time on or after the Par Call Date, the Notes are redeemable in whole at any time or in part from time to time, at the Company’s option, at a Redemption Price equal to 100 percent of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to but excluding the Redemption Date.

Any redemption made at the option of the Company shall be conducted in accordance with Article 11 of the Indenture. Notwithstanding anything to the contrary in the Indenture, if less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected pro rata or otherwise in accordance with industry standards or in the case the Notes are represented by one or more global securities, beneficial interests therein shall be selected for redemption by Clearstream or Euroclear in accordance with their respective applicable procedures therefor.

“Business Day” means, unless otherwise stated, any day that is (1) a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York City and the City of London and, in the case of definitive Notes only, the relevant place of presentation and (2) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 System), or any successor thereto, is open for the settlement of payment in Euros.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes (assuming, for this purpose, that the Notes matured on the Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that the Company appoints as the Independent Investment Banker from time to time.

“Reference Bond Dealer” means each of Merrill Lynch International, Citigroup Global Markets Limited, J.P. Morgan Securities plc and their respective successors, except that if any of the foregoing ceases to be a broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”), the Company shall designate as a substitute another nationally recognized investment banking firm that is a Primary Bond Dealer.

The Company or, in the event that payments are required to be made by the Guarantor pursuant to its obligations under the Guarantee, the Guarantor will, subject to the exceptions and limitations set forth below, pay such additional amounts as are necessary in order that the net payment by the Company, the Guarantor or a Paying Agent of the principal of, and premium, if any, and interest on this Note to a Holder, after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States, Switzerland or any other jurisdiction in which the Company or the Guarantor or, in each case, any successor Person substituted in accordance with the Indenture may be organized or resident for tax purposes, as applicable, or any political subdivision thereof or therein having the power to tax (a “Taxing Jurisdiction”), will not be less than the amount provided in this Note to be then due and payable (“Additional Amounts”); provided, however, that the foregoing obligation to pay Additional Amounts shall not apply: (1) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds this Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as: (a) being or having been engaged in a trade or business in the Taxing Jurisdiction or having or having had a permanent establishment in the Taxing Jurisdiction; (b) having a current or former connection with the Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the Taxing Jurisdiction; (c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax; (d) being or having been a “10-percent shareholder” of the Company or the Guarantor as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; (2) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the Taxing Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Taxing Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge; (4) to any tax, assessment or other governmental charge that is payable otherwise than by withholding by the Company, the Guarantor or a Paying Agent from the payment; (5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; (6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge; (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent; (8) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (9) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or (10) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The Company shall be entitled to redeem this Note, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100 percent of the principal amount thereof, plus accrued and unpaid interest (if any) to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in the event that the Company or the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to this Note, any Additional Amounts as a result of: (1) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after June 13, 2019; or (2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after June 13, 2019, and, in each case, the Company or the Guarantor, as applicable, cannot avoid such obligation by taking reasonable measures available to it.

The Indenture contains provisions whereby (i) the Company and the Guarantor may be discharged from their obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company and the Guarantor may be released from their obligations under specified covenants and agreements in the Indenture, in each case if the Company or the Guarantor irrevocably deposits with the Trustee money or Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture. For purposes of the Notes, and not to Securities of any other series outstanding under the Indenture, “Government Obligations” means securities which are (i) direct obligations of the German government or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the German government, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the German government, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt which evidence a direct ownership interest in obligations described in clauses (i) or (ii) above or in any specific payment of interest on or principal of or other amount with respect thereof.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements and instruments made and to be performed wholly within such State.

All terms used in this Note without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[Remainder of Page Intentionally Left Blank]

Unless the Certificate of Authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 18, 2019

ATTEST:	CHUBB INA HOLDINGS INC.

[SEAL]

By:
Name: Rebecca Collins		Name:	Mark Hammond
Title: Vice President and Secretary		Title:	Senior Vice President and Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: June 18, 2019

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.

as Trustee

By:
Name:
Title:

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —
(Minor)

Custodian
(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:

Signature:

Notice:	The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guaranty:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.